UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 8, 2024

SOUND POINT MERIDIAN CAPITAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	811-23881	88-2315951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

375 Park Avenue, 34th Floor, New York, New York	10152
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 895-2293

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SPMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 8, 2024, Sound Point Meridian Capital, Inc., a closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “Company”), entered into a Credit Agreement (the “CIBC Credit Facility”) with the lenders from time to time party thereto and Canadian Imperial Bank of Commerce (“CIBC”), as administrative agent (in such capacity, the “Administrative Agent”). Proceeds of the CIBC Credit Facility may be used for working capital and for general corporate purposes.

The CIBC Credit Facility allows the Company initially to borrow up to $100 million, subject to certain restrictions, including availability under a borrowing base, which is based upon the value of the eligible portfolio investments, and the Company’s compliance with minimum loan-to-value (“LTV”) ratio. The amount of permissible borrowings under the CIBC Credit Facility may be increased through an uncommitted accordion feature through which existing and/or new lenders may, at their option, agree to provide additional commitments of up to $25 million, thereby increasing the maximum facility size to $125 million. The CIBC Credit Facility is secured by a perfected first-priority interest in substantially all assets of the Company, including, without limitation, all eligible portfolio investments of the Company, subject to certain exceptions.

The CIBC Credit Facility will mature on July 8, 2026 (and may be extended for up to 364 days pursuant to the terms therein) (the “Maturity Date”) and the availability period with respect to the credit facility under the CIBC Credit Facility will terminate on the earliest of the Maturity Date, the termination in full of the commitments by the Company, or the termination of the commitments by each Lender upon the occurrence and during the continuance of any event of default. Upon the occurrence of certain material events, including, but not limited to, the Company’s failure to comply with the applicable statutory asset coverage requirement or the LTV ratio exceeding the agreed maximum LTV ratio, the Company will be obligated to make mandatory prepayments under the CIBC Credit Facility out of the proceeds of certain asset sales and/or capital contributions received from its investors. The Company shall repay to the Administrative Agent, on the account of the lenders, on the Maturity Date the aggregate principal amount of loans outstanding on such date, together with all other obligations then outstanding under the CIBC Credit Facility.

The Company may borrow amounts in U.S. dollars only. Amounts drawn under the CIBC Credit Facility will bear interest at either (i) term SOFR plus a margin of 3.75% per annum, or (ii) the alternate base rate plus a margin of 2.75% per annum. The Company may only borrow at term SOFR rate at the time of drawdown, but the borrowings may be converted to bear interest at the alternate base rate under certain conditions.

The CIBC Credit Facility includes customary affirmative and negative covenants, including certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for credit facilities of this nature.

The description of the terms of the CIBC Credit Facility set forth above does not purport to be complete and is qualified in its entirety by the full text of the CIBC Credit Facility, which is filed as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.

Item 8.01	Other Events.

On July 9, 2024, the Company issued a press release in connection with the CIBC Credit Facility.

Item 9.01	Financial Statements and Exhibits

10.1	Credit Agreement, dated as of July 8, 2024, among the Company, the lenders party thereto and Canadian Imperial Bank of Commerce, as administrative agent
99.1	Press Release, dated July 9, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sound Point Meridian Capital, Inc.

Date: July 11, 2024	By:	/s/ Ujjaval Desai
	Name:	Ujjaval Desai
	Title:	Chief Executive Officer

2